5221683 AGREEMENT AND PLAN OF MERGER Agreement and Plan of Merger, dated as January 30, 2018, by and between Capital Preservation Solutions, LLC, a Delaware limited liability company (the “Company”), and Capital Preservation Holdings, LLC, a Delaware limited liability company (“Holdings”). BACKGROUND The sole member of Holdings and the Company has approved, and pursuant to this Agreement, Holdings and the Company wish to provide for the merger of Holdings with and into the Company, which shall be the surviving corporation (the “Merger”), in accordance with the Delaware Limited Liability Company Act (the “Act”). NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto hereby agree as follows: Section 1. Merger. In accordance with the requirements of the Act, Holdings shall be merged with and into the Company, which shall be the surviving corporation, as a result of which the separate existence of Holdings shall cease, and all of the rights, privileges and powers, and all property, real personal and mixed and all debts, liabilities and duties of Holding shall be vested in the Company as the surviving corporation. Section 2. Effective Time. The Merger shall become effective upon the filing by the Company with the Secretary of State of the State of Delaware in accordance with the Act (the “Effective Time”). Section 3. Conversion and Cancellation of Membership Interests. At the Effective Time, all of the outstanding membership interests in the Company issued and outstanding immediately prior to the Merger shall remain issued and outstanding, and all of the outstanding membership

5221683 2 interests in Holdings issued and outstanding immediately prior to the Merger shall be cancelled and cease to exist. Section 4. Certificate of Formation and Limited Liability Company Agreement of the Company. The Certificate of Formation and Limited Liability Company Agreement of the Company in effect immediately prior to the Effective Time shall continue to be the Certificate of Formation and Limited Liability Company Agreement of the Company immediately following the Merger. Section 5. Termination and Abandonment. This Agreement and Plan of Merger may be terminated or amended, and the Merger may be abandoned, at any time after the adoption and approval thereof by the sole Member of the Company and Holdings, but prior to the Effective Time, by subsequent action by the sole Member of the Company and Holdings. [Signature Page Follows]

5221683 3 IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and acknowledged as of the date first written above. CAPITAL PRESERVATION HOLDINGS, LLC By: s/s Lance T. Funston______ Lance T. Funston Its Sole Member CAPITAL PRESERVATION SOLUTIONS, LLC By: s/s Lance T. Funston_____ Lance T. Funston Its Sole Member